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                  INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT


     THIS AGREEMENT, made this 19th day of February, 1987, by and between Piper Jaffray Investment Trust Inc., a Minnesota Corporation (the "Fund") and Piper Capital Management Incorporated a Delaware corporation (the "Adviser").

     1.   INVESTMENT ADVISORY AND MANAGEMENT SERVICES.

     The Fund hereby engages the Adviser, and the Adviser hereby agrees to act as investment adviser for, and to manage the affairs, business and the investment of the assets of the Fund's five Portfolios (the Portfolios").

     The investment of the assets of the Portfolios shall at all times be subject to the applicable provisions of the Articles of Incorporation, Bylaws, Registration Statement and currently effective Prospectus of the Fund and shall conform to the policies and purposes of the Fund and the Portfolios as set forth in the Registration Statement and Prospectus and as interpreted from time to time by the Board of Directors of the Fund. Within the framework of the investment policies of the Fund, the Adviser shall have the sole and exclusive responsibility for the management of the Fund's Portfolios and the making and execution of all investment decisions for the Fund. The Adviser shall report to the Board of Directors of the Fund regularly at such times and in such detail as the Board may from time to time determine to be appropriate, in Order to permit the Board to determine the adherence of the Adviser to the investment policies of the Fund.

     The Adviser shall, at its own expense, furnish the Fund suitable office space, and all necessary office facilities, equipment and personnel for servicing the investments of the Fund. The Adviser shall arrange, if requested by the Fund, for officers, employees or other Affiliated Persons (as defined in Section 2(a)(3) of the Investment Company act of 1940 and the rules, regulations and releases relating thereto) of the Adviser to serve without compensation from the Fund as directors, officers, or employees of the Fund if duly elected to such positions by the shareholders or directors of the Fund.

     The Adviser hereby acknowledges that all records necessary in the operation of the Fund, including records pertaining to its shareholders and investments, are the property of the Fund, and in the event that a transfer of management or investment advisory services to someone other than the Adviser should ever occur, the Adviser will promptly, and at its own cost, take all steps necessary to segregate such records and deliver them to the Fund.

     2.   COMPENSATION FOR SERVICES.

     In payment for all services, facilities, equipment and personnel, and for other costs of the Adviser hereunder, the Fund shall pay to the Adviser a monthly



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investment advisory fee for each Portfolio, which fee shall be paid to the
Adviser not later than the fifth business day of the month following the month in which such services are rendered. Each such monthly fee shall be 1/12 of the per annum rate or rates set forth below and shall be based on the average net asset value of all of the issued and outstanding shares of the respective Portfolio as determined as of the close of each business day of the month pursuant to the currently effective Prospectus of the Fund. The following table sets forth the fees on a monthly and annual basis:


                                   Per
               Monthly             Annum     Average Net Asset Values
               Rate                Rate           of the Portfolio
               ------------        -----     -------------------------
Value          1/12 of .75%        .75%      On the first $100,000,000
Fund, Sector   1/12 of .65%        .65%      On the nest $200,000,000
Performance    1/12 of .55%        .55%      On the nest $200,000,000
Fund and       1/12 of .50%        .50%      On average net assets
Balanced Fund                                over $500,000,000
Portfolios

Government     1/12 of .50%        .50%      On the first $250,000,000
Income         1/12 of .45%        .45%      On the nest $250,000,000
Fund           1/12 of .40%        .40%      On average net assets
                                             over $500,000,000

Money          1/12 of .50%        .50%      On the first $500,000,000
Market         1/12 of .425%       .425%     On the next $250,000,000
Fund           1/12 of .375%       .375%     On the next $250,000,000
Portfolio      1/12 of .35%        .35%      On the next $500,000,000
               1/12 of .325%       .325%     On the next $500,000,000
               1/12 of .30%        .30%      On the next $500,000,000
               1/12 of .275%       .275%     On average net assets
                                             over $2,500,000,000

     The fees shall be prorated for any fraction of a month at the commencement or termination of this Agreement.

     3.   ALLOCATION OF EXPENSES.

     (a) In addition to the fees described in Section 2 hereof, the Fund shall pay all its expenses which are not assumed by the Adviser and/or Piper, Jaffray & Hopwood Incorporated (the "Distributor"). These Fund expenses include, by way of example, but not by way of limitation, the fees and expenses of directors and officers of the Fund who are not Affiliated Persons of the Adviser, interest expenses, taxes, brokerage fees and commissions, fees and expenses of registering and qualifying the


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Fund and its shares for distribution under federal and state securities laws, expenses of preparing prospectuses and of printing and distributing prospectuses annually to existing shareholders, custodian charges, auditing and legal expenses, insurance expenses, association membership dues, and the expense of reports to shareholders, shareholders' meetings, and prosy solicitations.

     (b) The Adviser or the Distributor shall bear all promotional expenses in connection with the distribution of the Fund's shares, including but not limited to the costs of printing and distributing prospectuses and shareholder reports for new shareholders and the costs of sales literature and advertising.

     4.   LIMIT ON EXPENSES.

     It is understood that the laws of certain states in which each Portfolio's shares are offered for sale may require that the Portfolios be reimbursed for excess Portfolio expenses, and the Adviser agrees to make such reimbursement.

     5.   FREEDOM TO DEAL WITH THIRD PARTIES.

     The Adviser shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder.

     6.   EFFECTIVE DATE. DURATION AND TERMINATION OF AGREEMENT.

     The effective date of this Agreement shall be February 19, 1987. Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding shares of the Fund or any Portfolio of the Fund shall mean the vote of 67% or more of such shares if the holders of more than 50% of such shares are present in person or by proxy or the vote of more than 50% of such shares, whichever is less.

     Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect only so long as such continuance is specifically approved at least annually by the Board of Directors of the Fund, including the specific approval of a majority of the directors who are not Interested Persons (as defined in Section 2(a)(19) of the Investment Company Act of 1940 and the rules, regulations and releases relating thereto) of the Adviser or of the Fund cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of a majority of the Fund's outstanding shares; provided that, if a majority of the outstanding shares of any Portfolio approves this Agreement, this Agreement shall continue in effect with respect to such approving Portfolio whether or not the shareholders of any other Portfolio of the Fund approve this Agreement.


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     This Agreement may be terminated at any time without the payment of any penalty by the vote of the Board of Directors of the Fund or by the vote of the holders of a majority of the outstanding shares of the Fund, or by the Adviser, upon sixty (60) days written notice to the other party; provided that if a majority of the outstanding shares of any Portfolio of the Fund votes to terminate this Agreement, such termination shall be effective with respect to such Portfolio whether or not the shareholders of any other Portfolio vote to terminate this Agreement. Any such termination may be made effective with respect to both the investment advisory and management services provided for in this Agreement or with respect to either of such kinds of services. This Agreement shall automatically terminate in the event of its assignment.

     7.   AMENDMENTS TO AGREEMENT.

     No material amendment to this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding shares of the Portfolios which have approved and are subject to this Agreement. In addition, if a majority of the outstanding shares of any Portfolio of the Fund votes to amend this Agreement, such amendment shall be effective with respect to such Portfolio whether or not the shareholders of any other Portfolio vote to adopt such amendment.

     8.   NOTICES.

     Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

     IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                   PIPER JAFFRAY INVESTMENT
                                        TRUST INC.


                                   By /s/ Edward J. Kohler
                                      -------------------------------------
                                       Its President
                                           --------------------------------

                                   PIPER CAPITAL MANAGEMENT
                                        INCORPORATION

                                   By /s/ Edward J. Kohler
                                      -------------------------------------
                                       Its President
                                           --------------------------------

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